As filed with the Securities and Exchange Commission on May 8, 2008

Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DRAGON’S LAIR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

FLORIDA (State or other jurisdiction of incorporation or organization)	2833 (Primary Standard Industrial Classification Code Number)	26-1427633 (I.R.S. Employer Identification No.)

785 N.E. 83rd Terrace, Miami, Florida  33138    (786) 554-2771

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

MICHEL LEMOINE
Chairman of the Board, Chief Executive Officer, President, Secretary and Treasurer
785 N.E. 83rd Terrace

Miami, Florida 33138
(786) 554-2771
(Name, address, including zip code, and telephone number including area code, of agent for service)

With a copy to:

MICHAEL H. HOFFMAN, ESQ. Law Offices of Michael H. Hoffman, P.A. 9116 Byron Avenue Miami, Florida 33154 Telephone: (786) 280-7575 and Facsimile (509) 562-3211

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

           Large accelerated filer       o                                                                Accelerated filer          o
           Non-accelerated filer         o                                                               Smaller reporting company         ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Series A Convertible Preferred Stock, par value $0.001 per share	50,000	$10.00	$500,000	$19.65

Common stock, no par value, issuable upon conversion of Series A Convertible Preferred Stock	13,000,000	—	—	—(2)

TOTAL	13,050,000		$500,000	$19.65

(1)	Estimated solely for purposes of calculating the amount of the registration fee.

(2)           No fee pursuant to Rule 457(i).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, and we are not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 8, 2008

P R O S P E C T U S

DRAGON’S LAIR HOLDINGS, INC.

OFFERING OF 50,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK

The name of our company is Dragon’s Lair Holdings, Inc.  We are offering from time to time 50,000 shares of our Series A Convertible Preferred Stock at $10.00 per share.  Our Series A Convertible Preferred Stock may be converted by the holder into 260 shares of our common stock at any time. No additional payment is required in connection with a conversion.  We will not pay any dividend on the Series A Convertible Preferred Stock unless we pay a dividend on our common stock.  In that event, the holders will be paid a dividend equivalent to the dividend which would be received on the number of shares of common stock into which the Series A Convertible Preferred Stock could be converted.  In the event that we are liquidated, the Series A Convertible Preferred Stock would be entitled to receive the amount of $10 per share before any distribution to our common stock.

This prospectus also relates to the offering of up to 13,000,000 shares of our common stock, which may be issued upon conversion of the Series A Convertible Preferred Stock.

The shares are being offered through our executive officers pursuant to an exemption as a broker/dealer under Rule 3a 4-1 of the Securities Exchange Act.  There is no minimum offering.  Proceeds from the sale of the shares, up to $500,000 if all the shares offered are sold, will not be placed in an escrow account and may be used by us upon receipt.  We are offering the shares from time to time on a continuous basis, but we may terminate the offering at any time.

Prior to this offering, there has been no public market for our preferred stock or common stock and there can be no assurance that any such market will develop.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus titled “Risk Factors” beginning on page 5 before buying any of our securities.

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2008

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement containing this prospectus, including the exhibits to the registration statement, also contains additional information about Dragon’s Lair Holdings, Inc. and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission's website (located at www.sec.gov) or at the Securities and Exchange Commission’s Public Reference Room mentioned under the heading “Where You Can Find More Information” of this prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. Our business, financial condition or results of operations may have changed since that date.

Except as otherwise indicated, market data and industry statistics used throughout this prospectus are based on independent industry statistics or other publicly available information. We do not guarantee, and we have not independently verified this information. Accordingly, investors should not place undue reliance on this information.

REFERENCES

As used in this prospectus: (i) the terms “we”, “us”, “our”, and the “Company” mean Dragon’s Lair Holdings, Inc.; (ii) “SEC” refers to the Securities and Exchange Commission; (iii) “Securities Act” refers to the United States Securities Act of 1933, as amended; (iv) “Exchange Act” refers to the United States Securities Exchange Act of 1934, as amended; and (v) all dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

The Company

We are an herbal health products company, which is currently in the development stage. Our business strategy is to manufacture, market, distribute and sell high quality herbal health products, which consist of herbal pain remedy products and health and wellness products.  Our product philosophy is to combine the best of science and nature in developing premium quality, innovative herbal formulas to maintain the body’s health and wellness.

We have minimal assets, no revenues and no operating history as of the date of this prospectus.  Our ability to commence commercial operations and successfully implement our business plan depends on us obtaining adequate financial resources, which cannot be assured.  The objective of our company is to successfully operate a herbal health products company for a profit.  However, since we are in the developmental stage, we can not assure you that we will achieve this objective.

Our corporate structure is as set forth in the following chart:

DRAGON’S LAIR HOLDINGS, INC. a Florida corporation

DRAGON’S LAIR HEALTH PRODUCTS, INC. a Florida corporation (100% Owned Subsidiary)

We were incorporated under the laws of the State of Florida on October 4, 2007.

Our executive offices are located at 785 N.E. 83rd Terrace, Miami, Florida, U.S.A., 33138, and our telephone number is (786) 554-2771.

The Offering

The Issuer:	Dragon’s Lair Holdings, Inc.

Stock Offered:	50,000 shares of Series A Convertible Preferred Stock

Offering price:	$10.00 per share

Liquidation Preference:	$10.00 per share

Dividends:
In the event a dividend or distribution is declared on the common stock of the Company, in cash or other property (other than a dividend of our common stock), the holders of the Series A Convertible Preferred Stock will be entitled to receive the amount of cash or property equal to the cash or property which would be received by the holders of the number of shares of common stock into which such shares of Series A Convertible Preferred Stock could be converted immediately prior to such dividend or distribution.

Optional Conversion:
Each share of Series A Convertible Preferred Stock may be converted, at the option of the holder, into 260 shares of our common stock, subject to adjustment in a number of circumstances described under “Description of Series A Convertible Preferred Stock-Conversion Rate Adjustments.”  No additional payment is required in connection with a conversion.

Voting Rights:	The Series A Convertible Preferred Stock will vote, on an as converted basis, with the common stock.

Series A Convertible Preferred
Stock Outstanding:	None

Common Stock Outstanding:

Prior to Offering:	6,138,278 shares

Assuming sale of all Series A
Convertible Preferred Stock and
conversion of such shares into
shares of common stock:	19,138,278 shares

Estimated Proceeds:
Because this is a self underwritten offering with no minimum, we may receive up to $500,000, if all 50,000 shares offered are sold, and no proceeds from this offering, if none of the shares offered are sold.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.

Use of Proceeds:	We intend to use the net proceeds of this offering for general corporate purposes, including working capital. See “Use of Proceeds” for additional information.

Summary of Financial Data

The following financial data has been derived from and should be read in conjunction with (i) our audited financial statements for the period from October 4, 2007, our inception, to March 31, 2008, together with the notes to these financial statements; (ii) and the sections of this prospectus entitled “Description of Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included elsewhere herein or filed with the SEC.  Our historical results are not necessarily indicative of the results we may achieve in any future period.

Period from October 4, 2007 (inception) to March 31, 2008
Consolidated Statement of Operations Data:

Revenue:	$—

Expenses:
General and administrative	7,597

Total expenses	7,597

Net (loss)	$(7,597)

Basic and diluted net (loss) per share	$—

Weighted average number of common shares outstanding	6,138,278

As of March 31, 2008
Consolidated Balance Sheet Data:

Cash and cash equivalents	$9,200
Working capital	8,264
Total assets	10,813
Total long-term liabilities	—
Total liabilities	1,469
Total shareholders’ equity	9,344

RISK FACTORS

An investment in our securities involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing our securities. Our business, operating results and financial condition could be seriously harmed due to any of the following risks.  The risks described below may not be all of the risks facing our company. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Related To Our Financial Condition and Business Model

Because we have only recently commenced business operations, we face a high risk of business failure.

We have just begun the initial stages of identifying our product line and preparing to offer our products for sale by direct marketing.  As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated on October 4, 2007, and to date have been involved primarily in organizational and preliminary activities. We have not earned any revenues as of the date of this prospectus, and thus face a high risk of business failure.  Investing in a business in the start-up phase is riskier than investing in a business that has already begun selling products and has a history of operations.

Because we may need additional financing to fund the development of our business, our accountants believe there is substantial doubt about our ability to continue as a going concern.

As of March 31, 2008, we had an accumulated deficit of $7,597 since our inception. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due.

The outcome of these matters cannot be predicted with any certainty at this time. These factors raise substantial doubt that the Company will be able to continue as a going concern. Our auditors have therefore issued a going concern opinion and have raised substantial doubt as to our ability to continue as a going concern.

When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets. This is a significant risk to investors who purchase shares of our Series A Convertible Preferred Stock and common stock because there is an increased risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time.  The auditor’s going concern opinion may inhibit our ability to raise financing because we may not remain operational for an indefinite period of time resulting in potential investors failing to receive any return on their investment.

There is no history upon which to base any assumption as to the likelihood that we will prove ourselves successful, and it is doubtful that we will generate any operating revenues or ever achieve profitable operations.  If we are unsuccessful in addressing these risks, our business will most likely fail.

If we experience unfavorable publicity or consumer perception of our products or of any similar products distributed by other companies, our operating results could fluctuate and our reputation could be adversely affected, resulting in decreased sales.

We are highly dependent upon consumer perception regarding the safety and quality of our products, as well as similar products distributed by other companies.  Consumer perception of products can be significantly influenced by adverse publicity in the form of published scientific research, national media attention or other publicity, whether or not accurate, that associates use of our products or any other similar products with illness or other adverse effects, or questions the benefits of our or similar products or that claims that any such products are ineffective.  A product may be received favorably, resulting in high sales associated with that product that may not be sustainable as consumer preferences change. Future scientific research or publicity could be unfavorable to our industry or any of our particular products and may not be consistent with earlier favorable research or publicity. Such research or publicity could have a material adverse effect on our ability to generate sales.  As a result of the above factors, our operations may fluctuate significantly from quarter-to-quarter and year to year.

We may not receive enough capital from this offering to enable us to successfully introduce our first product into the marketplace, which means we may not be able to continue operating our business.

As of March 31, 2008, we had cash in the amount of $9,200.  We anticipate that our cash on hand will allow us to cover our anticipated expenses for the current fiscal year ending December 31, 2008, but will not be sufficient to fund operations beyond the current fiscal year and will not be sufficient to pay any significant unanticipated expenses. We currently do not have any operations and we have no income.  We will require additional financing to sustain our business operations if we are not successful in earning substantial revenues within the fiscal year beginning January 1, 2009. We currently do not have any arrangements for financing and we may not be able to obtain financing when required.

We are dependent on the availability of capital from this offering to proceed with our plan to offer herbal health and pain remedy products in the commercial marketplace.  We are selling the shares directly to public without the use of a registered broker/dealer firm. There is no minimum amount of shares which we have to sell in this offering so we may not sell a sufficient number of shares to successfully implement our business plan. We have no current arrangements with respect to, or sources of any additional capital, and there can be no assurance that such additional capital will be available to us when needed.  If we are unable to obtain additional capital this would have a material adverse effect on us and would cause us to be unable to enter the marketplace with our first product.

Management believes that we will require a minimum of $25,000 of available capital to enter the marketplace with our initial product.  If such capital does not become available from the proceeds of this offering or such other sources, we will continue development stage operations for the next 12 months from available cash on hand.  We have no commitments for additional capital as of the date of this prospectus and will not seek other capital until the termination of this offering.  Accordingly, investors are advised that the proceeds of this offering may not be sufficient to enable us to enter the commercial marketplace; and, if additional capital is not received within 12 months from the date of this prospectus we may have to curtail remaining operations.

We have no arrangement or resources of additional capital and may have to curtail our operations if additional capital is not available when we need it.

If we succeed in introducing Sore-Eez™, our initial product into the marketplace, we anticipate that sales of our product will generate sufficient cash flow to support our operations for the next 12 months.  However, this is based on our assumption of achieving significant sales of our product and there can be no assurance that such sales levels will be achieved.  Therefore, we may require additional financing through factoring of accounts receivable, loans and other arrangements, including the sale of additional common stock or preferred stock.  There can be no assurance that such additional financing will be available, or if available, can be obtained on satisfactory terms. To the extent that any such financing involves the sale of our equity securities, the interests of our then existing shareholders, including the investors in this offering, could be substantially diluted.  In the event that we do not have sufficient capital to support our operations we may have to curtain our operations.

Our officers and directors have no experience in the herbal health and pain remedy products business or managing public companies, making it less likely that our business will be successful.

None of our officers and directors has any background or experience in the herbal health and pain remedy products business or managing public companies.  Investing in a business which is run by persons who have no experience in the industry in which it will operate is riskier than investing in a business that has a management team with experience in its industry.  Investing in a public company which is run by persons who have no experience in operating public companies is riskier than investing in a business that has a management team with experience in the operation of public companies.

Because our Chairman, Chief Executive Officer, President, Secretary and Treasurer, Michel Lemoine, has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Lemoine, our Chairman, Chief Executive Officer, President, Secretary and Treasurer, will devote approximately 50% of his business time per week to our business affairs. We do not have an employment agreement with Mr. Lemoine nor do we maintain a key man life insurance policy on Mr. Lemoine.  Currently, we do not have any full or part-time employees.  If the demands of our business require the full business time of Mr. Lemoine, it is possible that he may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

This is a risky investment because there is no minimum number of shares that must be sold in this offering.

The funds raised in this offering may not be sufficient to defray the costs associated with making this offering. The funds raised in this offering may not be sufficient to enable us to proceed to introduce our first product into the commercial marketplace.

If we fail to appropriately respond to changing consumer preferences and demand for new products and services, our customer relationships and sales could be significantly harmed.

Our business is subject to changing consumer trends and preferences. Our failure to accurately predict or react to these trends could negatively impact consumer opinion of us as a source for the latest products, which in turn could harm our customer relationships and cause us to lose market share. The success of our new product offerings depends upon a number of factors, including our ability to:

•	anticipate customer needs;

•	innovate and develop new products;

•	successfully commercialize new products in a timely manner;

•	price our products competitively;

•	deliver our products in sufficient volumes and in a timely manner; and

•	differentiate our product offerings from those of our competitors.

If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could be rendered obsolete, which could have a material adverse effect on our sales and operating results.

If there is a shortage in the supply of key raw materials, our business could be adversely affected.

Our products are composed of certain key raw materials. If the prices of these raw materials were to increase significantly, it could result in significant increases in the prices our third-party manufacturers and suppliers charge us for our products.  Raw material prices may increase in the future and we may not be able to pass on such increases to our customers.  A significant increase in the price of raw materials that cannot be passed on to customers could have a material adverse effect on our results of operations and financial condition.  In addition, if we no longer are able to obtain products from one or more of our suppliers on terms reasonable to us or at all, our revenues could suffer.

If we fail to compete effectively, our sales and growth prospects could be adversely affected.

The U.S. health and wellness retail industry is a large, highly competitive and highly fragmented industry. In 2004, no single industry participant accounted for more than 10% of total industry sales. We compete primarily against other specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations and mail order companies. This market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. As certain products become more mainstream, we may experience increased competition for those products. Increased competition from companies that distribute through retail or wholesale channels could have a material adverse effect on our financial condition and results of operations. Certain of our competitors may have significantly greater financial, technical and marketing resources than we do. In addition, our competitors may be more effective and efficient in introducing new products. We may not be able to compete effectively, and any of the factors listed above may cause price reductions, reduced margins and losses of our market share.

Risks Related To Legal Uncertainty

If we incur material product liability claims, our costs could increase and our reputation, sales and operating income could be adversely affected.

As a retailer and direct marketer of products designed for human use and/or application, we are subject to product liability claims if the use of our products is alleged to have resulted in injury or include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. Our products are herbs and other ingredients that are not subject to pre-market regulatory approval in the United States.  Our products could contain contaminated substances, and some of our products contain ingredients that do not have long histories of human use.  Previously unknown adverse reactions resulting from human use of these herbs and other ingredients could occur. A product liability claim against us could result in increased costs and could adversely affect our reputation with our customers, which in turn could adversely affect our financial performance.

Because we do not have product liability insurance, product liability claims could hurt our business.

Currently, we do not have product liability insurance, although the insurance carried by our suppliers may cover certain product liability claims against us. Nevertheless, we do not conduct or sponsor clinical studies of our products. As a marketer of herbs and other products that are used by consumers, we may become subjected to various product liability claims, including that:

•	our products contain contaminants;

•	our products include inadequate instructions as to their uses; or

•	our products include inadequate warnings concerning side effects and interactions with other substances.

Especially since we do not have direct product liability insurance, it is possible that product liability claims and the resulting adverse publicity could negatively affect our business.  If our suppliers’ product liability insurance fails to cover product liability claims against us, or any product liability claims exceed the amount of coverage provided to us, our business will be materially adversely affected.

Because the processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to federal laws and regulation by one or more federal agencies, compliance with new and existing governmental regulations could increase our costs significantly and adversely affect our operating income.

The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the Food and Drug Administration, Federal Trade Commission, the Department of Agriculture and the Environmental Protection Agency.  These activities are also regulated by various state and local laws and agencies of the states and localities in which our products are sold.  Regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost sales and increased costs to us. The Food and Drug Administration may not accept the evidence of safety for any new ingredients that we may want to market, may determine that a particular product or product ingredient presents an unacceptable health risk, may determine that a particular statement on our products, or that we want to use on our products, is an unacceptable drug claim, or the Food and Drug Administration or the Federal Trade Commission may determine that particular claims are not adequately supported by available scientific evidence.  Any such regulatory determination would prevent us from marketing particular products or using certain statements on our products, which could adversely affect our sales of those products. The Food and Drug Administration also could require us to remove a particular product from the market.

In addition, from time to time, Congress, the Food and Drug Administration, the Federal Trade Commission or other federal, state, local or foreign legislative and regulatory authorities may impose additional laws or regulations that apply to us, repeal laws or regulations that we consider favorable to us or impose more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals or interpretations or to predict the effect additional governmental regulation, when and if it occurs, would have on our business in the future. Such developments could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, adverse event reporting or other new requirements. Any such developments could increase our costs significantly and could have a material adverse effect on our business, financial condition and results of operations.

Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the Securities and Exchange Commission, under the Securities Exchange Act of 1934, as amended. As a public company, we are required to comply with the Sarbanes-Oxley Act of 2002 and it is costly to remain in compliance with the federal securities regulations.  Additionally, we may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles. Significant costs incurred as a result of becoming a public company could divert the use of finances from our operations resulting in our inability to achieve profitability.

Risks Related To This Offering

If a market for our common stock or Series A Convertible Preferred Stock does not develop, shareholders may be unable to sell their shares.

There is presently no public market for our shares of Series A Convertible Preferred Stock or common stock. There is no assurance that a trading market will develop or be sustained. Accordingly, you may have to hold the shares of Series A Convertible Preferred Stock or common stock indefinitely and may have difficulty selling them if an active trading market does not develop.  We currently plan to apply for quotation of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  However, our shares of common stock may never be traded on the Over-The-Counter Bulletin Board, or, if traded, a public market may not materialize.  To date we have not solicited any securities brokers to become market makers of our common stock.  If our common stock is not traded on the Over-The-Counter Bulletin Board, a public market for our common stock does not develop or the market price of the common stock declines below the initial public trading price, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.  The initial public trading price will be determined by market makers independent of us.

If shareholders sell a large number of shares all at once or in blocks after this offering, the market price of our shares would most likely decline.

We are offering 50,000 shares of our Series A Convertible Preferred Stock, which is convertible into 13,000,000 shares of our common stock through this prospectus. Our common stock and preferred stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock or preferred stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. If all of the shares offered in the offering are sold, the outstanding shares of common stock covered by this prospectus will represent approximately 68% of the outstanding shares of common stock as of the date of this prospectus.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our shares of common stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the Over-The-Counter Bulletin Board, we will be required to remain current in our filings with the Securities and Exchange Commission in order for the shares of our common stock to be eligible for quotation on the Over-The-Counter Bulletin Board. In the event that we become delinquent in our required filings with the Securities and Exchange Commission, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the Over-The-Counter Bulletin Board, investors in our common stock may find it difficult to sell their shares.

State blue sky laws may limit your ability to resell our stock.

We are registering the preferred stock for sale only in the State of Florida and State of Maryland.  The “blue sky” laws of some states may impose restrictions upon the ability of investors to resell our shares in those states without registration or an exemption from the registration requirements. Accordingly, investors may have difficulty selling our shares and should consider the secondary market for our shares to be a limited one.

The offering price of $10.00 per share is speculative.

The offering price of $10.00 per share has been arbitrarily determined by our management and does not bear any relationship to the assets, net worth or actual or projected earnings of the Company or any other generally accepted criteria of value.

We do not pay any cash dividends.

The Series A Convertible Preferred Stock will not be paid any dividends unless we pay dividends on our common stock. We have not paid any cash dividends on our common stock nor do we presently contemplate the payment of any cash dividends.  Accordingly, there can be no assurance that you will receive any return from an investment in our Series A Convertible Preferred Stock. In the absence of the payment of dividends, any return on your investment would be realized only upon your sale of our stock.  We are not making any representations that an investment in our stock will be profitable or result in a positive return.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that reflect our expectations and projections about our future results, performance, prospects and opportunities. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will,” “will be,” “would” and similar expressions. Although we believe that our expectations are based on reasonable assumptions, our actual results may differ materially from those expressed in, or implied by, the forward-looking statements contained in this prospectus as a result of various factors, including, but not limited to, those described above under the heading "Risk Factors" and elsewhere in this prospectus. Before you invest in the shares, you should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

Forward-looking statements speak only as of the date of this prospectus. Except as expressly required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus, whether as a result of new information or future events or otherwise. You should not place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by us, or on our behalf. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the shares by us in this offering will be up to a maximum of $500,000, if all 50,000 shares offered by this prospectus are sold and before deducting estimated offering expenses, and no proceeds, if none of the shares offered by this prospectus are sold.

Our principal reasons for conducting this offering at this time are to raise capital to expand our operations into existing and new markets, to further develop our brand through increased advertising and marketing programs, and to invest further resources into developing our corporate infrastructure and hiring employees and consultants.  Although we have not allocated specific amounts from the net proceeds of this offering to these particular uses, we anticipate using the net proceeds of this offering to satisfy our existing current liabilities (approximately $1,469 at March 31, 2008).  In addition, although we are currently not committed to do so, we expect to spend approximately $25,000 to $50,000 in the next 12 months to further develop our brand through new advertising and marketing programs, and the remaining portion of the offering proceeds for working capital and general corporate purposes, including the costs associated with being a public company.  We are also conducting this offering to create a public market for our common stock, to facilitate our access to the public equity markets and to obtain additional capital.

If the opportunity arises, we may use a portion of the net proceeds from this offering designated for expansion of operations to acquire or invest in businesses, products or technologies that are complementary to our own. We are not currently a party to any agreements or commitments and we have no current understandings with respect to any acquisitions.

Except as provided above, we cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering and, at the date hereof, cannot accurately predict the amounts that we may spend for any particular purpose. The amounts of our actual expenditures will be influenced by several factors, including the timing and extent of our growth opportunities, the amount of cash used by our operations and the occurrence of unforeseen opportunities and events.  Our management team will have broad discretion in determining the uses of the net proceeds of this offering.  Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

MARKET FOR THE SHARES

There is no public market for our shares of Series A Convertible Preferred Stock or our common stock.  There can be no assurance that a market will develop or be maintained.  We currently have seven record holders of our shares of common stock and no holders of our Series A Convertible Preferred Stock.

The Penny Stock Rules

The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares fall within the definition of a penny stock they will become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker- dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of our shareholders to sell our shares of common stock in the secondary market.

DIVIDEND POLICY

The Series A Convertible Preferred Stock being offered by this prospectus does not carry a fixed periodic dividend. In the event a dividend or distribution is declared on our common stock, in cash or other property (other than a dividend of our common stock), the holders of the Series A Convertible Preferred Stock will be entitled to receive the amount of cash or property equal to the cash or property which would be received by the holders of the number of shares of common stock into which such shares of Series A Convertible Preferred Stock could be converted immediately prior to such dividend or distribution. We have not paid any dividends on our common stock, and it is not anticipated that any dividends will be paid in the foreseeable future. The declaration and payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including the company's earnings, financial condition, capital requirements and other factors.

DETERMINATION OF OFFERING PRICE

Our management has arbitrarily determined the price of the shares of the Series A Convertible Preferred Stock we are offering for sale under this prospectus and the conversion ratio of the Series A Convertible Preferred Stock into common stock.  In determining the offering price and conversion ratio, our management considered the price paid for our shares by our current shareholders, our business potential, and market valuation of competing firms.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2008:

•	on an actual basis; and

•
on a pro forma as adjusted basis to reflect the receipt by us of the net proceeds from the sale of 50,000 shares of the Series A Convertible Preferred Stock at a public offering price of $10.00 per share, after deducting our estimated offering expenses, which are estimated to be $18,000, and the conversion of all 50,000 shares of Series A Convertible Preferred Stock into an aggregate of 13,000,000 shares of common stock.

You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and our financial statements and related notes included elsewhere in this prospectus.
	Actual	Pro Forma As Adjusted
Cash and cash equivalents	$9,200	$491,200
Shareholders’ equity:
Series A Convertible Preferred Stock, $0.001 par value, 500,000 shares authorized, no shares issued and outstanding, actual; 500,000 shares authorized, and no shares issued or outstanding, pro forma as adjusted	—	—
Preferred stock (other than Series A Convertible Preferred Stock), $0.001 par value, 14,500,000 shares authorized, no shares issued and outstanding, actual, 14,500,000 authorized, no shares issued and outstanding, pro forma as adjusted	—	—
Common stock, no par value, 100,000,000 shares authorized, 6,138,278 shares issued and outstanding, actual; 100,000,000 shares authorized, 19,138,278 shares issued and outstanding, pro forma as adjusted	—	—
Additional paid-in capital	16,941	498,941

Deficit accumulated during the development stage	(7,637)	(7,637)

Total shareholders’ equity	9,304	491,304

Total capitalization	$9,304	$491,304

DILUTION

Our net tangible book value as of March 31, 2008 was approximately $8,264, or $0.001 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.  After giving effect to the issuance and sale by us of 50,000 shares of Series A Convertible Preferred Stock in this offering at the public offering price of $10.00 per share, and after deducting and our estimated offering expenses in the amount of $18,000, and the conversion of such shares into shares of common stock, our pro forma as adjusted net tangible book value as of March 31, 2008 would have been approximately $473,736, or $0.025 per share. This represents an immediate increase in net tangible book value of $0.024 per share to our existing shareholders and an immediate dilution of $0.013 per share to new investors purchasing shares in this offering. The following table illustrates this dilution to new investors on a per common share basis:

Pro forma public offering price per share after conversion(1)		$0.038
Net tangible book value per share as of March 31, 2008	$0.001
Increase per share attributable to new investors	$0.024

Pro forma as adjusted net tangible book value per share after this offering		$0.025

Dilution per share to new investors		$0.013

(1)	Assuming the conversion of one share of Series A Convertible Preferred Stock into 260 shares of Common Stock.

The following table sets forth as of March 31, 2008, on a pro forma as adjusted basis, the differences between: (1) the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid, in each case by existing shareholders, and (2) the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid, in each case by investors purchasing shares in this offering, based on the initial public offering price of $10.00 per share and before deducting our estimated offering expenses:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per share

Existing shareholders	6,138,278	32.10%	16,941	3.30%	$0.003

New investors	13,000,000	67.90%	500,000	96.70%	$0.038

Total	19,138,278	100%	516,941	100%

SELECTED FINANCIAL DATA

The following financial data has been derived from and should be read in conjunction with (i) our audited financial statements for the period from October 4, 2007, our inception, to March 31, 2008, together with the notes to these financial statements; (ii) and the sections of this prospectus entitled “Description of Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included elsewhere herein or filed with the SEC.  Our historical results are not necessarily indicative of the results we may achieve in any future period.

Period from October 4, 2007 (inception) to March 31, 2008
Consolidated Statement of Operations Data:

Revenue:	$—

Expenses:
General and administrative	7,597

Total expenses	7,597

Net (loss)	$(7,597)

Basic and diluted net (loss) per share	$—
Weighted average number of common shares outstanding	6,138,278

As of March 31, 2008
Consolidated Balance Sheet Data:

Cash and cash equivalents	$9,200
Working capital	8,264
Total assets	10,813
Total long-term liabilities	—
Total liabilities	1,469
Total shareholders’ equity	9,344

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with (i) our audited financial statements as at and for the period October 4, 2007, our inception, through March 31, 2008 and the related notes; and (ii) the section of this prospectus entitled “Description of Business” that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors”. Our financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

We were incorporated under the laws of the State of Florida on October 4, 2007.  All activity to date has been related to the formation of our business, preparing our business plan and initial start-up operations, including

• obtaining and testing the herbal formulation for Sore-Eez™,

• investigating potential product types, including balms, lotions, oils and liniment for the Sore-Eez™ formula extract

• investigating sources of supply for product ingredients and packaging,

• reviewing labeling and other regulatory requirements for our products,

• investigating potential distribution channels for our products and

• development of our proposed financing.

Plan of Operation

Our ability to proceed with our plan to enter the commercial marketplace with Sore-Eez™ depends upon our obtaining adequate financial resources through this offering.  As of March 31, 2008, we had not incurred any material costs or expenses other than those associated with the formation of our company and initiation of this offering.

Our primary focus over the course of the next 12 months will be to concentrate our efforts on introducing Sore-Eez™ into the commercial marketplace, producing inventory for sale and establishing a direct selling organization.  The direct selling organization will sell products to the marketplace through a network of independent distributor representatives.  This method of distribution is in contrast to traditional distribution channels using independent and chain drug, vitamin and health food stores.

Management believes that we will require a minimum of $25,000 of available capital to enter the marketplace with our initial product. If such capital does not become available from the proceeds of this offering or other sources, we will continue development stage operations for the next 12 months with available cash on hand.  If we succeed in introducing Sore-Eez™ into the marketplace, we anticipate that sales of our product will generate sufficient cash flow to support our operations for the next 12 months.  However, sufficient cash flow is based on our assumption of achieving significant sales of Sore-Eez™, and there can be no assurance that such sales levels will be achieved.  Therefore, we may require additional financing through factoring of accounts receivable, loans and other arrangements, including the sale of additional common stock or preferred stock.  There can be no assurance that such additional financing will be available, or if available, can be obtained on satisfactory terms. To the extent that any such financing involves the sale of our equity securities, the interests of our then existing shareholders, including the investors in this offering, could be substantially diluted. In the event that we do not have sufficient capital to support our operations, we may have to curtain our operations.  There can be no assurance that we will be able to successfully introduce Sore-Eez™ or any other products into the commercial marketplace.
Our officers will provide daily management of our company, including marketing, administration, financial management, product development, manufacture and sale of product. We will also engage other employees and service organizations to provide needed services as the need for them arise. These could include services, such as computer systems, sales, marketing, advertising, public relations, cash management, collections, accounting and administration.

As a public company, we are subject to certain reporting and other compliance requirements involving certain costs for such compliance, which private companies may not choose to make. We have identified such costs as being primarily for audits, legal advice, filing expenses and shareholder communications and estimate the cost to be approximately $7,000 to $9,000 for the next twelve months. We expect to pay such costs from a combination of cash on hand ($9,200 as of March 31, 2008), the proceeds of this offering and cash generated by product sales.  We expect our initial operating expenses will be paid for by utilization of some of the proceeds of this offering and from cash flows generated from product sales.  In addition, we will incur throughout the year transfer agent fees, investor relations and general office expenses.

Results of Operations

We are a development stage company and have not generated any revenue to date.

Liquidity and Capital Resources

Cash and cash equivalents	$9,200
Working capital	8,264
Total assets	10,813
Total liabilities	1,469
Total shareholders’ equity	9,344

Cash Flows from Operating Activities

We have not generated positive cash flows from operating activities.  Operating expenditures during the current period included general and administrative costs.

Cash Flows from Investing Activities

There were no cash flows from investing activities for the period from October 4, 2007, our inception, through March 31, 2008.

Cash Flows from Financing Activities

We have financed our operations from the issuance of shares of our common stock.  Net cash provided by financing activities for the period from October 4, 2007, our inception, through March 31, 2008 was $11,733.

We expect that working capital requirements will continue to be funded through a combination of our existing funds and further issuances of securities. Our working capital requirements are expected to increase in line with the growth of our business.

Plan of Operation and Funding

Our existing working capital is not expected to be adequate to fund our operations over the next twelve months. We have no lines of credit or other bank financing arrangements. Generally, we have financed operations to date through the proceeds of the private placement of equity. In connection with our business plan, management anticipates additional increases in operating expenses and capital expenditures relating to our operating activities.  We intend to finance these expenses with further issuances of securities, and debt issuances. We expect we will need to raise additional capital to meet long-term operating requirements. Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

Going Concern

The Company commenced operations on October 4, 2007 and has not realized any revenues since inception. As at January 31, 2008, the Company has working capital of $8,264 and an accumulated deficit of $7,597.  Existing cash resources are currently not expected to provide sufficient funds through the upcoming year, the capital expenditures required to achieve planned principal operations may be substantial. The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain necessary financing to continue operations. The Company is in the development stage of its business and to date has not yet established any sales of its products.  The continued operations of the Company and the recoverability of the carrying value of its assets is ultimately dependent upon the ability of the Company to achieve profitable operations. To date, the Company has completed private placements and received funding from the issuance of shares of the Company’s common stock.

Material Commitments

There were no material commitments for the period from October 4, 2007, our inception, through March 31, 2008.

Purchase of Significant Equipment

We currently do not plan to acquire any significant equipment in fiscal 2008.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company has no cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Inventories

Inventories are valued at the lower of cost or market on a first-in, first-out (FIFO) basis, and include finished goods.

Revenue Recognition

The Company recognizes revenue when:

•	Persuasive evidence of an arrangement exists;

•	Shipment has occurred;

•	Price is fixed or determinable; and

•	Collectibility is reasonably assured.

The Company closely follows the provisions of Staff Accounting Bulletin No. 104 as described above. For the period from October 4, 2007 (inception) to March 31, 2008, the Company recognized no revenues.

Earnings (Loss) Per Share

The Company computes earnings per share in accordance with Statement of Accounting Standards No. 128, "Earnings per Share (“SFAS No. 128”). Under the provisions of SFAS No. 128, basic earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period.  There were no potentially dilutive common shares outstanding during the period.

Intangible Assets

Intangible assets consist of a license agreement which is recorded at cost and amortized over a straight-line basis.  The amortization expense for the period from October 4, 2007 (inception) to March 31, 2008 was $120.  The value of the license was determined to be the legal costs to create the license, which was $1,240.

The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. There was no impairment loss for the period from October 4, 2007 (inception) to March 31, 2008.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Fair Value of Financial Instruments

The Company considers that the carrying amount of financial instruments, including accounts payable, approximates fair value because of the short maturity of these instruments.

Share Based Payments

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees or independent contractors are required to provide services. Share-based compensation arrangements include stock options and warrants, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123(R). Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123.

Effective October 4, 2007, the Company has fully adopted the provisions of SFAS No. 123(R) and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant as the fair value of the share-based payments. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. The Interpretation provides a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under FIN No. 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN No. 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for us beginning July 1, 2007.  The Company do not expect FIN No. 48 to have a material impact on its financial statements.

In June 2006, the FASB ratified the Emerging Issues Task Force (“EITF”) consensus on EITF Issue No. 06-2, “Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43.” EITF Issue No. 06-2 requires companies to accrue the costs of compensated absences under a sabbatical or similar benefit arrangement over the requisite service period. EITF Issue No. 06-2 is effective for us beginning July 1, 2007. The cumulative effect of the application of this consensus on prior period results should be recognized through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. Elective retrospective application is also permitted. The Company does not expect the application of this consensus to have a material impact on its financial statements.

Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements. SAB No. 108 requires companies to quantify misstatements using both a balance sheet (iron curtain) and an income statement (rollover) approach to evaluate whether either approach results in an error that is material in light of relevant quantitative and qualitative factors, and provides for a one-time cumulative effect transition adjustment. SAB No. 108 will not have an impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning May 1, 2008. The Company currently is assessing the potential impact that adoption of SFAS No. 157 would have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 gives us the irrevocable option to carry many financial assets and liabilities at fair values, with changes in fair value recognized in earnings. SFAS No. 159 is effective for us beginning July 1, 2008, although early adoption is permitted. The Company is currently assessing the potential impact that adoption of SFAS No. 159 will have on its financial statement.

The FASB has replaced SFAS No. 141 with a new statement on Business Combinations that changes the way that minority interest is recorded and modified as a parent’s interest in a subsidiary changes.  Currently, this change will have no effect on the Company’s financial statements.

The Company does not expect the adoption of recent accounting pronouncements to have any material impact on its financial condition or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are not subject to risks related to foreign currency exchange rate fluctuations.

Our functional currency is the United States dollar. We do not transact our business in other currencies. As a result, we are not subject to exposure from movements in foreign currency exchange rates. We do not use derivative financial instruments for speculative trading purposes.

DESCRIPTION OF BUSINESS

We are an herbal health products company, which is currently in the development stage. Our business strategy is to manufacture, market, distribute and sell high quality herbal health products, which consist of herbal pain remedy products and health and wellness products.  Our product philosophy is to combine the best of science and nature in developing premium quality, innovative herbal formulas to maintain the body’s health and wellness.

We have minimal assets, no revenues and no operating history as of the date of this prospectus.  Our ability to commence commercial operations and successfully implement our business plan depends on us obtaining adequate financial resources, which cannot be assured.  The objective of our company is to successfully operate a herbal health products company for a profit.  However, since we are in the developmental stage, we can not assure you that we will achieve this objective.

Our corporate structure is as set forth in the following chart:

DRAGON’S LAIR HOLDINGS, INC. a Florida corporation

DRAGON’S LAIR HEALTH PRODUCTS, INC. a Florida corporation (100% Owned Subsidiary)

Sore-Eez™ is the Company’s initial product, whose benefits are derived from its proprietary anti-inflammatory herbal formulation in an alcohol base.  Sore-Eez™ is designed for a multitude of applications, including

• Sore joints and muscles
• Back pain
• Bruises
• Arthritic joints
• Minor sunburns
• Sprains
• Tired legs, feet, arms and hands
• Muscle strain
• Muscle cramps
• Sport injuries
• Bursitis
• Tendinitis
• Rheumatism
• Fibromyalgia
• Bees stings and insect bites
• Carpal tunnel syndrome
• Shingles
• Tennis elbow
• Other musculo-skeletal pain disorders

Effective October 4, 2007, we entered into an agreement for worldwide manufacturing, representation and distribution rights to the Sore-Eez™ product proprietary formulation.  We plan to commence national marketing of the Sore-Eez™ product in 2009.

Our business model is reviewed regularly to realize any new consumer opportunities in smell, convenience and packaging to help attract greater market share for the Sore-Eez™ product.  Additionally, we are exploring and developing new products consistent with our brand image and standard of consumer benefit.

Industry Overview

The market for natural and organic products/supplements continues to explode.  In the United States alone, American shoppers spent $51 billion on natural and organic products in 2005, according to the Natural Foods Merchandiser, the industry’s leading publication.

Natural products sales increased 9.1% across all retail and direct-to-consumer sales channels.  Most sales - 80.9% - came from the natural retailing and mass market channels.  In natural products stores, food sales grew 12.1%, and all but one of the food categories tracked by the Natural Foods Merchandiser had double-digit growth.  Organic food sales grew 15.7%.  Supplements sales rose 8.2%, and natural personal care sales increased 12.1%.  For the first time since 1999, natural products retailers saw double-digit growth at 10.9% for $25.5 billion in sales.  Natural products retailers outpaced all other channels but the Internet, which had 17.7% growth and reached $558 million in sales.  The largest sales categories in natural products stores were vitamins, $3.1 billion; produce, $2.97 billion; packaged grocery, $2.48 billion; and personal care, $2.35 billion.  Organic produce sales in natural products stores were worth $2.14 billion followed by organic packaged grocery at $1.36 billion.

There are numerous factors driving and supporting this growth; including scientific discoveries, nutrient breakthroughs, changing lifestyles and demographics, rising obesity, and a desire for wellness personalization. The U.S. population is undergoing a dramatic shift in demographics, as household sizes change, the population ages and the number of minorities increases. One of the key factors is catering to the aging population.  As a growing number of the 78 million strong baby boomer generation is more focused on preventing certain health conditions, and is more likely than other generations to increase consumption of healthy foods and beverages, and avoid problematic ingredients such as sodium and sugar.  On the other end of the age spectrum, opportunity will arise for new products targeting the increasing number of 20-somethings who are just starting out on their own and are far more adventurous in food choices.

The U.S. nutritional supplements retail industry is a large and highly fragmented industry. In 2004, no single industry participant accounted for more than 10% of total industry sales. We compete primarily against other specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations and mail order companies. This market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. Certain of our competitors may have significantly greater financial, technical and marketing resources than we do.  While the market for herbal pain remedies is considerable, it has low barriers to entry.

More and more Americans are trying complementary and alternative treatments for their ailments, and this is especially true for those in chronic pain.  Complementary therapies are used together with traditional Western medicine.  Alternative medicine is used in place of conventional medicine.  According to a study in the Journal of the American Medical Association, 40% of Americans and more than two-thirds of the world population use complementary or alternative therapies.1  Since 1990, Americans have increased their use of such therapies by 30% and paid $27 billion in out-of-pocket expenses.2

1.
D M Eisenberg et al, “Trends in alternative medicine use in the United States, 1990-1997: Results of a follow-up national survey,” Journal of the American Medical Association 280 (Nov 11, 1998) 1569-1575.

2.	Ibid.

Marketing Plan

As a new entrant into a market with a number of established brands, we will seek to differentiate our initial herbal pain remedy by appealing to consumers to give our product a try and building customer loyalty on the following bases:

•	Brand positioning
•	Product ingredients and aromatic appeal
•	Consumer education
•	Marketing approach

Consumers are increasingly choosing products that have environmental, sustainability and values tie-ins. An emerging segment of the U.S. population, known as Lifestyles Of Health And Sustainability consumers, aligns itself with these belief systems and corporate social responsibility. LOHAS consumers are influencers and early adopters; they try to teach their family and friends about the benefits of purchasing environmentally friendly products, and they are usually one of the first in their family or circle of friends to try a new product.  Because of LOHAS consumers’ influential and trend-predicting behavior, they are an attractive segment of the market. There are 68 million LOHAS consumers — 32 % of American adults—spend $227 billion annually on products that appeal to their values.  90 % of LOHAS consumers, versus 62% of the general population, say that they will usually buy from a company with values like their own.

Green consumers are only part of the LOHAS picture. The LOHAS market is a loose amalgamation of everything from eco-tourism and recycled paper to acupuncture and yoga mats. Perhaps because of its inclusiveness, businesses have adopted LOHAS as the leading classification for values-based consumers.  We believe that direct marketing provides the best vehicle to reach this consumer group effectively since they seek to understand values and product specifics before making a purchase decision. Our business model is based on a specific marketing program to this consumer group.

Products

We manufacture, market, sell and distribute high quality health products, which consist of herbal pain remedy products and health and wellness products. Sore-Eez™ is the Company’s initial product, whose benefits are derived from its proprietary anti-inflammatory herbal formulation in an alcohol base.  Our success in developing and distributing proprietary health and wellness products, including herbal pain remedy products for the human condition is dependent, among other things, on our ability to:

•	Recruit, develop and maintain successful independent distributor representatives;

•	Develop and make available new and desirable products at an acceptable cost;

•	Maintain safe and reliable multiple-location sources for product and materials;

•	Implement and maintain a reliable information technology system and internet capability;

•	Comply with various federal, state and local laws and regulations adopted for the health and safety of users of our products;

•	Compete with larger more mature business organizations operating within the same market and to remain competitive in terms of product relevance and business opportunity;

•	Successfully implement methods for direct selling of our products; and

•	Plan strategically for general economic conditions.

Distribution

We will create a direct selling organization specializing in proprietary health and wellness products and the introduction of new products to the marketplace through a network of independent distributor representatives.  This method of distribution is in contrast to traditional distribution channels using independent and chain drug and health food stores. We will attend trade shows for the health food stores and vitamin and supplement trade.  We will also seek to establish our brand through public relations and an internet website.

We anticipate formulating a sales and marketing presentation to aid our direct selling organization in representing our products to potential customers.  We will provide for commission compensation to our distributor representatives based on sales performance.

Promotion and Advertising

We intend to initially rely upon direct marketing, point of purchase promotions, trade shows, magazines, public relations and the Internet to promote our products. Direct marketing and solicitations will constitute the most significant portion of our promotion and advertising activities. This will include sampling programs, brochures, literature and CDs that we intend to provide to each prospective customer for our products in an effort to get customers to try our product.

Manufacturing

We have not engaged a contract packer at this time and we are preparing and packaging our products at our facilities.  In the future, we anticipate using contract packers to manufacture our products according to our specifications, which will include our products’ recipes, ingredients, graphics and packaging. We will be responsible for having all the components of the products shipped to the contract packer.  We do not anticipate entering into a long term agreement with any packers.

Raw Materials and Suppliers

Raw materials used in the production of our herbal products are available from numerous sources.  Currently, they are being procured from a single vendor in order to secure purchasing economies and qualitative security. In a situation where this one vendor is not able to supply the ingredients, other sources have been identified.  Any situation where the vendor is not able to supply us with the necessary raw materials may result in a temporary delay in production until replacement supplies are obtained to meet the Company’s production requirements.

Trademarks, Patents and Intellectual Property

We intend to seek trademark protection for our products. We will do a search of existing trademarks prior to selecting trademarks for our products. We believe that trademark protection will be important to brand name recognition and distributor and consumer loyalty to our products. We intend to register our important trademarks in the United States.  We will use our best efforts to maintain the confidentiality of our product formulations through confidentiality agreements and physical security.

Government Regulation

Our products are not subject to pre-market regulatory approval in the United States.  However, the processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to federal laws and regulation.  The federal agencies regulating our products, include the Food and Drug Administration, the Federal Trade Commission, the Department of Agriculture and the Environmental Protection Agency.  These activities are also regulated by various state and local laws and agencies of the states and localities in which our products are sold. Additional regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost sales and increased costs to us. The Food and Drug Administration may determine that a particular statement of nutritional support on our products, or that we want to use on our products, is an unacceptable drug claim or an unauthorized version of a food “health claim,” or the Food and Drug Administration or the Federal Trade Commission may determine that particular claims are not adequately supported by available scientific evidence.  Any such regulatory determination would prevent us from marketing particular products or using certain statements on our products which could adversely affect our sales of those products. The Food and Drug Administration also could require us to remove a particular product from the market.

We are not able to predict the nature of such future laws, regulations, repeals or interpretations or to predict the effect additional governmental regulation, when and if it occurs, would have on our business in the future. Such developments could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, adverse event reporting or other new requirements. Any such developments could increase our costs significantly and could have a material adverse effect on our business, financial condition and results of operations.

Competition

We compete with suppliers of pain-remedy and health and wellness products.  These suppliers range in size and the market is highly competitive.  Substantially all of our competitors have significantly greater financial, technical, marketing and other resources than us.  Many of these competitors have established channels of distribution of their products.  In the herbal pain remedy market we will compete with products sold by established companies such as Pfizer, China Gel and Haw Paw Industries, the manufacturer of Tiger Balm, as well as a large number of smaller companies with products appealing to LOHAS consumers, athletes and health conscious persons.  Competition can take many forms, including the product smell and other attributes, pricing of products, discounts and promotions, advertising and payments for access to store shelf space.  We believe that our ability to compete depends on a number of factors, including price, product quality, availability, name recognition and post-sales service and support.

Research and Development Activities

No research and development expenditures have been incurred, either on our account or sponsored by customers since our inception.

Employees

As of March 31, 2008, we had no full-time employees. All activities to date have been undertaken by Michel Lemoine, our Chief Executive Officer, President, Secretary and Treasurer, as needed. Michel Lemoine does not currently spend all of his time on our business and estimates he devotes approximately 50% of his business time on the business of the Company.  We anticipate that we will begin hiring employees and independent contractors, as needed, after the completion of this offering.

Properties

Our executive offices are currently located at the home of Michel Lemoine, our Chairman of the Board, Chief Executive Officer, President, Secretary and Treasurer.  We do not pay Michel Lemoine for use of such space. We anticipate that we will rent separate manufacturing and office facilities, when needed to support the growth of our business. We do not currently anticipate the need for warehouse space for our business.  We expect all warehouse and shipping of our products to be conducted by the packing firms engaged to manufacture our products.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings nor are we aware of any legal proceedings pending or threatened against us or our properties.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers and their respective ages as of May 6, 2008 are as follows:

Name	Age	Principal Positions With Us
Michel “Klodi” Lemoine	61	Chairman of the Board, Chief Executive Officer, President, Secretary and Treasurer
Steve Kravitz	38	Director
H. Bradley Ress	58	Director
Joseph Pierre-Louis	47	Director

The following describes the business experience of each of our directors and executive officers, including other directorships held in reporting companies, if any:

Michel “Klodi” Lemoine has served as our Chairman of the Board, Chief Executive Officer, President, Secretary and Treasurer since our inception.  Since February 2002, Mr. Lemoine has been a licensed massage therapist specializing in massage based on accupressure.  For the past 39 years, Mr. Lemoine has been a martial arts teacher.

Steve Kravitz has been one of our directors since March 2008.  Since February 2007, Mr. Kravitz has served as a Senior Loan Officer for Regions Bank.  From June 2000 until February 2007, Mr. Kravitz served as a Senior Loan Officer for Wachovia Bank, N.A.  From February 1996 until May 2000, Mr. Kravitz served as a Loan Officer for CTX Mortgage Corp.  From September 1993 until January 1996, Mr. Kravitz served as a Loan Officer for National Title & Mortgage.

H. Bradley Ress has been one of our directors since March 2008.  Since August 2007, Mr. Ress has served as a real estate agent with Lang Realty in Florida.  From January 1996 until August 2007, Mr. Ress served as a real estate agent with Castles By The Sea in Florida.

Joseph Pierre-Louis has been one of our directors since March 2008.  Since August 2001, Mr. Pierre-Louis has been employed by the Miami-Dade County Department of Human Services serving as the Center Manager for the Haitian American Senior Center located in Miami, Florida.  Since November 2004, Mr. Pierre-Louis has also served as the Food Program Monitor for the Haitian American Senior Centers located throughout Miami-Dade County, Florida.

Term of Office

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Significant Employees

There are no significant employees other than our executive officers.

Committees of the Board of Directors

After the closing of this offering, our board of directors intends to establish an audit committee, a compensation committee and a nominating and corporate governance committee. Our board may establish other committees from time to time to facilitate the management of our company.

Audit committee.  Our audit committee will oversee a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, including by (1) assisting our board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor's qualifications and independence and the performance of our internal audit function and independent auditors, (2) appointing, compensating, retaining and overseeing the work of any independent registered public accounting firm engaged for the purpose of performing any audits, reviews or attest services, and (3) preparing the audit committee report that may be included in our annual proxy statement or annual report on Form 10-K. We will have at least three directors on our audit committee, each of whom will be independent under the requirements of the NASDAQ Capital Market, the Sarbanes-Oxley Act and the rules and regulations of the SEC.  We expect that the initial members of our audit committee will be Steve Kravitz, H. Bradley Ress and Joseph Pierre-Louis.  We expect that Steve Kravitz will be our audit committee chair and will be our audit committee financial expert as defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act.

Compensation committee.  Our compensation committee will review and recommend our policies relating to compensation and benefits for our executive officers and other significant employees, including reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluating the performance of our executive officers relative to goals and objectives, determining compensation for these executive officers based on these evaluations and overseeing the administration of our incentive compensation plans.  The compensation committee will also prepare the compensation committee report that may be included in our annual proxy statement or annual report on Form 10-K. We will have at least two directors on our compensation committee, each of whom will be independent under the requirements of the NASDAQ Capital Market. We expect that the initial members of our compensation committee will be H. Bradley Ress and Joseph Pierre-Louis. We expect that Mr. Ress will be our compensation committee chair.

Nominating and corporate governance committee.  Our nominating and corporate governance committee will (1) identify, review and recommend nominees for election as directors, (2) advise our board of directors with respect to board composition, procedures and committees, (3) recommend directors to serve on each committee, (4) oversee the evaluation of our board of directors and our management, and (5) develop, review and recommend corporate governance guidelines and policies. We will have at least two directors on our nominating and corporate governance committee, each of whom will be independent under the requirements of the NASDAQ Capital Market.  We expect that the initial members of our nominating and corporate governance committee will be Joseph Pierre-Louis and Steve Kravitz.  We expect that Joseph Pierre-Louis will be our nominating and corporate governance committee chair.

Compensation Committee Interlocks and Insider Participation

Our board of directors does not have a compensation committee. Since inception, all of our executive compensation decisions have been made by Mr. Lemoine, as the sole member of our board of directors. Mr. Lemoine is also the Chairman, Chief Executive Officer, President, Secretary and Treasurer of our company.

Code of Ethics

After the closing of this offering, our board of directors intends to adopt a code of ethics for our principal executive and senior financial officers. This code of ethics will apply to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. After the effectiveness of the registration statement of which this prospectus forms a part, we intend to post the full text of this code on our website.  We intend to disclose future amendments to provisions of our code of ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as required by law or regulation.

Family Relationships

Michel Lemoine is the husband of Yamit Lemoine, the licensor of Sore-Eez™ and owns 975,000 shares of our common stock.

Involvement in Certain Legal Proceedings

None of our directors, executive officers or control persons have been involved in any of the events prescribed by Item 401(f) of Regulation S-K during the past five years, including:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.
being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy and objectives

The primary objective of our compensation policies and programs with respect to executive compensation is to serve our shareholders by attracting, retaining and motivating talented and qualified individuals to manage and lead our business. We will focus on providing a competitive compensation package that provides significant short and long-term incentives for the achievement of measurable corporate and individual performance objectives.  After to the closing of this offering, we intend to establish a compensation committee and future decisions regarding executive compensation will be the responsibility of that committee. Since our inception, we have not paid any compensation, with all compensation decisions being made by Michel Lemoine, our Chairman, Chief Executive Officer, President, Secretary and Treasurer, on an individual basis.

Elements of executive compensation

Base salary.  We will seek to provide our senior management with a level of base salary in the form of cash compensation appropriate to their roles and responsibilities. Base salaries for our executives will be established based on the executive’s qualifications, experience, scope of responsibilities, future potential and past performance and cash available to pay executive compensation. Base salaries will be reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. We will consider four factors in determining the base salaries of our named executive officers. These four factors are, in order of significance, (1) creating an incentive to achieve corporate goals, (2) individual performance, (3) cash available to pay compensation and (4) the total compensation each executive officer previously received while employed with us, if any.  We have not paid any base salary to our executive officers since our inception.

Incentive cash bonuses.  Our practice will be to seek to award incentive cash bonuses to our executive officers based upon their individual performance, as well as our overall business and strategic objectives. In determining the amount of cash bonuses paid to our named executive officers, we will consider the same four factors (and used the same weighting and method of measurement) as in determining their base salaries. We expect that our compensation committee will adopt formal processes for incentive cash bonuses beginning in 2008 and will utilize incentive cash bonuses to reward executives for achieving corporate financial and operational goals and for achieving individual performance objectives.  We have not paid any incentive cash bonuses to our executive officers since our inception.

Long-term equity compensation.  We believe that successful long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. We intend to establish equity incentive plans to provide our employees, including our named executive officers, with incentives to help align those employees’ interests with the interests of our shareholders. We expect that our incentive plans will permit the grant of stock options, restricted shares and other stock awards to our executive officers, employees, consultants and non-employee board members. When we hire executive officers in the future, we expect to grant them stock-based awards that will generally vest over a four or five-year period. We believe that stock-based awards provide an incentive for these officers to continue their employment with us, provide our executive officers with an opportunity to obtain an ownership interest in our company and encourage them to focus on our long-term profitable growth. We believe that the use of stock-based awards will promote our overall executive compensation objectives and expect that equity incentives will continue to be a significant source of compensation for our executives. In determining amounts awarded to our named executive officers under our incentive plans, we will consider the same four factors (and use the same method of measurement) as in determining base salary. The third factor (cash available) has an indirect effect when determining long-term equity compensation. Specifically, to the extent that this factor causes us not to pay base salary or cash bonuses, it points toward providing long-term equity compensation.  We have not issued any equity to our executive officers since our inception.

Other compensation.  Our executive officers are eligible to receive the same benefits, including non-cash group life and health benefits, that are available to all employees. We may offer a 401(k) plan to our employees, including our named executive officers. This plan will permit employees to make contributions up to a statutory maximum and will permit us to make matching or profit-sharing contributions. To date, we have not offered a 401(k) plan or made, or committed to make, any matching or profit-sharing contributions under a 401(k) plan.

Policies related to compensation

Guidelines for equity awards.  We have not formalized a policy as to the amount or timing of equity grants to our executive officers. We expect, however, that the compensation committee will approve and adopt guidelines for equity awards.  Among other things, we expect that the guidelines will specify procedures for equity awards to be made under various circumstances, address the timing of equity awards in relation to the availability of information about us and provide procedures for grant information to be communicated to and tracked by our finance department.  As of the date of this prospectus, we have not established a finance department.  We anticipate that the guidelines will require that any stock options or stock appreciation rights have an exercise or strike price not less than the fair market value of our common stock on the date of the grant.

Stock ownership guidelines.  As of the date of this prospectus, we have not established ownership guidelines for our executive officers or directors.

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain executive officers, unless such compensation qualifies as performance-based compensation. Among other things, in order to be deemed performance-based compensation for Section 162(m) purposes, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. At least for the next several years, we expect the cash compensation paid to our executive officers to be below the threshold for non-deductibility provided in Section 162(m), and our equity incentive plans will afford our compensation committee with the flexibility to make a variety of types of equity awards to our executive officers, the deductibility of which will not be limited under Section 162(m).  However, as our compensation committee, which we expect to form after this offering, will fashion our future equity compensation awards, we do not now know whether any such awards will satisfy the requirements for deductibility under Section 162(m).

We also currently intend for our executive compensation program to satisfy the requirements of Internal Revenue Code Section 409A, which addresses the tax treatment of certain nonqualified deferred compensation benefits.

Summary Compensation Table

None of our officers have received any compensation since our inception.  Our officers have verbally agreed to provide their services to us without compensation until the completion of this offering.

Employment Agreements

We have not entered into employment agreements with our officers.  After this offering, we intend to have our officers enter into employment agreements with us providing a compensation package which will fairly compensate them for their services, including base salary,  eligibility for annual bonuses determined by the compensation committee.  The employment agreements will also provide that these officers are eligible to participate in our equity incentive plans and other employee benefit programs.  However, there can be no assurance that we will enter into any such employment agreements.

Our decision to enter into these employment agreements, if any, will be made by our compensation committee.  We believe that, following receipt of the net proceeds of the offering, our substantially improved cash position will enable us to compensate our officers and continue to expand and develop our business.

Potential Payments Upon Termination or Change in Control

As of the date of this prospectus, there were no potential payments or benefits payable to our named executive officers upon their termination or in connection with a change in control.  See “Employment Agreements” above for a description of the provisions under the employment agreements we expect to enter into with our named executive officers regarding payments and benefits to them upon termination of their employment.

Grants of Plan-Based Awards in 2007

We have not granted any plan-based awards to our named executive officers since our inception.

Outstanding Equity Awards at Fiscal Year-End

We did not have any outstanding equity awards to our named executive officers as of December 31, 2007, our fiscal year-end.

Option Exercises and Stock Vested in 2007

None of our named executive officers exercised any options, nor did any unvested stock granted to our named executive officers vest, during fiscal year 2007.

Equity Incentive Plan

After the closing of this offering, we expect to adopt an equity incentive plan. The purposes of the plan are to attract and retain qualified persons upon whom our sustained progress, growth and profitability depend, to motivate these persons to achieve long-term company goals and to more closely align these persons' interests with those of our other shareholders by providing them with a proprietary interest in our growth and performance. Our executive officers, employees, consultants and non-employee directors will be eligible to participate in the plan.  We have not determined the amount of shares of our common stock to be reserved for issuance under the proposed equity incentive plan.

Compensation of Directors

All of our directors have been issued 25,000 shares of our common stock in consideration of their serving as directors.  All directors are reimbursed for out-of-pocket expenses for business related purposes.  We do not have any other arrangements for compensating our directors at this time.  Our director compensation program is determined by our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2008, and as adjusted to reflect the sale of the shares offered in this offering on the assumption that all shares offered will be sold and converted into 13,000,000 shares of common stock, for:

• each person or group known to us to beneficially own 5% or more of our common stock;

• each of our directors and director nominees;

• each of our named executive officers; and

• all of our executive officers and directors as a group.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, each entity or person listed below maintains an address of 785 N.E. 83rd Terrace, Miami, Florida  33138.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after March 31, 2008 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner.

		Percentage of shares outstanding
	Number of shares beneficially owned
Beneficial owner		Before offering	After offering
Michel Lemoine and Yamit Lemoine	1,063,278	17.3%	5.6%
Steve Kravitz	25,000	*	*
Joseph Pierre-Louis	25,000	*	*
H. Bradley Ress	25,000	*	*
Talles Investments, Inc.	5,000,000	81.5%	26.1%
All directors and executive officers as a group	1,138,278	18.5%	5.9%

* Less than 1 percent.

(1)
Ellen J. Talles is the sole shareholder and maintains sole voting and investment control of the shares held by Talles Investments, Inc.  As a result, Ellen J. Talles is deemed to beneficially own all of the shares of common stock held by Talles Investments, Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

On October 4, 2007, the date of our inception, we issued 5,000,000 shares of our restricted common stock to Talles Investments, Inc., for a purchase price of $0.00222 per share, pursuant to its investment of $11,100 in the Company.

On December 31, 2007, we issued the Company issued 63,278 shares of restricted common stock to our Michel Lemoine, our Chairman, Chief Executive Officer, President, Secretary and Treasurer, for a purchase price of $0.01 per share, for cash in the amount of $633.

On March 27, 2008, the Company issued 25,000 shares of restricted common stock to each of our directors, Michel Lemoine, Steve Kravitz, H. Bradley Ress and Joseph Pierre-Louis, or an aggregate of 100,000 shares of common stock, for a purchase price of $0.04008 per share, for services rendered by each of our directors valued at $1,002, or an aggregate of $4,008.

License Agreement

We have an exclusive worldwide license agreement with Yamit Lemoine, a shareholder and wife of Michel Lemoine, our Chief Executive Officer, President, Secretary and Treasurer, allowing us to use a recipe developed by Yamit Lemoine for Sore-Eez™, our initial product.  Under the license agreement, we have the exclusive right to use the recipe related know-how of Yamit Lemoine. On October 4, 2007, the date of our inception, we issued 975,000 shares of our restricted common stock to Yamit Lemoine, for a purchase price of $0.0012308 per share, for the license to the recipe to Sore-Eez™, our initial product.  The value of the license was determined to be the legal costs to create the license, which was $1,200.  We agreed to exercise our best efforts, consistent with good business practice, to undertake and maintain the commercial scale production, marketing and distribution of products embodying the subject matter of the recipe.

Yamit Lemoine may cancel and terminate the license in the event that we have not introduced a product into the commercial marketplace based on his recipe and recognized revenues of $400,000 from sale of such product by October 4, 2012. We are not required to pay Yamit Lemoine any additional fees for use of the recipe. However, in the event we make an outright sale of the license or sub-license of the recipe we shall share in the proceeds equally (50/50 split) with Yamit Lemoine.

All related party transactions involving provision of services or tangible assets were recorded at the exchange amount, which is the value established and agreed to by the related parties reflecting arms length consideration payable for similar services or transfers.

Policies and Procedures for Related Party Transactions

After the closing of this offering, we will adopt a written policy that requires any transaction, arrangement or relationship in which we will be a participant and the amount involved exceeds $120,000, and in which any of our directors, executive officers or shareholders owning at least 5% of any class of our voting securities, or any of their immediate family members or any entity in which any of the foregoing persons is employed or is a general partner or principal had or will have a direct or indirect material interest, to be submitted to our audit committee for review, consideration and approval. In the event that a proposed transaction with a related person involves an amount that is less than $120,000, the transaction will be subject to the review and approval of our Chief Executive Officer (or our Chief Financial Officer in the event our Chief Executive Officer, an immediate family member of the Chief Executive Officer, or an entity in which our Chief Executive Officer or a member of his immediate family is employed or is a general partner or principal is a party to such transaction). If the transaction is approved by our Chief Executive Officer or Chief Financial Officer, such officer will report the material terms of the transaction to our audit committee at its next meeting. The policy will provide for periodic monitoring of pending and ongoing transactions. In approving or rejecting the proposed transaction, our audit committee will consider the relevant facts and circumstances available to it, including, (1) the impact on a director’s independence if the related person is a director or his or her family member or related entity, (2) the material terms of the proposed transaction, including the proposed aggregate value of the transaction, (3) the benefits to us, (4) the availability of other sources for comparable services or products (if applicable), and (5) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to our employees generally. Our audit committee will approve only those transactions that the committee determines to be, in light of known circumstances, in, or not inconsistent with, our best interests and the best interest of our shareholders.

DESCRIPTION OF CAPITAL STOCK

General Matters

As of March 31, 2008, our authorized capital stock consisted of 100,000,000 shares of common stock, no par value, and 15,000,000 shares of preferred stock, of which 50,000 shares were designated as Series A convertible preferred stock, par value $0.001. As of March 31, 2008, we had outstanding 6,138,278 shares of common stock and no shares of preferred stock. As of March 31, 2008, we had six (6) shareholders of record.

Upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, 19,138,278 of which will be outstanding on the assumption that all 50,000 shares of Series A Convertible Preferred Stock offered will be sold and converted into 13,000,000 shares of common stock.

The following summary describes the material provisions of our capital stock. We urge you to read our articles of incorporation and our bylaws, which are included as Exhibits 3.1 and 3.2 to the registration statement of which this prospectus forms a part.

Our articles of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our board of directors.

These provisions include elimination of the ability of shareholders to call special meetings and advance notice procedures for special meetings of shareholder proposals.

Common Stock

Voting rights

Each holder of common stock is entitled to one vote for each share held on all matters submitted to a vote of the shareholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends

The holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor.

Other rights

In the event of a liquidation, dissolution or winding up of us, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, of any then outstanding preferred stock. Holders of our common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges. All outstanding shares of common stock are, and all shares of common stock issued by us in the offering will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and that we issue in the future.

Preferred Stock

Our board of directors is authorized to issue shares of preferred stock in one or more series, with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions as determined by our board of directors, without any further vote or action by our shareholders. We believe that the board of directors’ authority to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments or payments upon a liquidation, dissolution or winding up of the Company.

Description of Series A Convertible Preferred Stock

Pursuant to its authority, our board of directors has designated 500,000 shares of the preferred stock that we now have authority to issue as the Series A Convertible Preferred Stock. The shares of Series A Convertible Preferred Stock, when issued and sold in the manner contemplated by this prospectus, will be duly and validly issued, fully paid and nonassessable. You will not have any preemptive rights if we issue other series of preferred stock.  The Series A Convertible Preferred Stock is not subject to any sinking fund. We have no right or obligation to redeem the Series A Convertible Preferred Stock.  The Series A Convertible Preferred Stock has a perpetual maturity and may remain outstanding indefinitely, subject to your right to convert the Series A Convertible Preferred Stock into common stock. Any Series A Convertible Preferred Stock converted or acquired by us will, upon cancellation, have the status of authorized but unissued shares of preferred stock of no designated series. We will be able to reissue these cancelled shares of preferred stock.

Dividends

In the event any dividend or other distribution payable in cash or other property (other than shares of our Common Stock) is declared on our Common Stock, each holder of shares of Series A Convertible Preferred Stock on the record date for such dividend or distribution shall be entitled to receive per share on the date of payment or distribution of such dividend or other distribution the amount of cash or property equal to the cash or property which would be received by the holders of the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock would be converted pursuant immediately prior to such record date.

Conversion into Common Stock

You may convert the Series A Convertible Preferred Stock at a conversion rate of 260 shares of common stock for each share of Series A Convertible Preferred Stock.  No payment is required in connection with a conversion. We will not make any adjustment to the conversion price for accrued or unpaid dividends upon conversion. We will not issue fractional shares of common stock upon conversion. However, we will instead pay cash for each fractional share based upon the market price of the common stock on the last business day prior to the conversion date.

In order to convert your shares of Series A Convertible Preferred Stock, you must deliver your Series A Convertible Preferred Stock certificate to us at our office or to the office of the transfer agent for our common stock along with a duly signed and completed notice of conversion.

The conversion date will be the date you deliver your Series A Convertible Preferred Stock certificate and the duly signed and completed notice of conversion to us or our transfer agent. You will not be required to pay any U.S. federal, state or local issuance taxes or duties or costs incurred by us on conversion, but will be required to pay any tax or duty payable as a result of the common stock upon conversion being issued other than in your name. We will not issue common stock certificates unless all taxes and duties, if any, have been paid by the holder.

No commission or other remuneration will be paid or given, directly or indirectly, for soliciting a conversion.

Conversion Rate Adjustment

The conversion rate of 260 shares of common stock will be proportionately adjusted if:

(1) we dividend or distribute common stock on shares of our common stock; or

(2) we subdivide or combine our common stock.

If we are involved in a transaction in which shares of our common stock are converted into the right to receive other securities, cash or other property, or a sale or transfer of all or substantially all of our assets under which the holders of our common stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that your Series A Convertible Preferred Stock will convert into the kind and amount of the securities, cash or other property that would have been receivable upon the recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock immediately prior to the recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange.  The company formed by the consolidation, merger, asset acquisition or share acquisition shall provide for this right in its organizational document. This organizational document shall also provide for adjustments so that the organizational document shall be as nearly practicably equivalent to adjustments in this section for events occurring after the effective date of the organizational document.

The following types of transactions, among others, would be covered by this adjustment:

(1)           we consolidate or merge into any other company, or any merger of another company into us, except for a merger that does not result in a reclassification, conversion, exchange or cancellation of common stock,

(2)           we sell, transfer or lease all or substantially all of our assets and holders of our common stock become entitled to receive other securities, cash or other property, or

(3)           we undertake any compulsory share exchange.

Ranking

The Series A Convertible Preferred Stock will rank, with respect to dividend rights and upon liquidation, winding up and dissolution:

•	junior to all our existing and future debt obligations;

•
junior to “senior stock”, which is each other class or series of our capital stock other than (a) our common stock and any other class or series of our capital stock the terms of which provide that class or series will rank junior to the preferred stock and (b) any other class or series of our capital stock the terms of which provide that class or series will rank on a parity with the Series A Convertible Preferred Stock;

•
on a parity with “parity stock”, which is each other class or series of our capital stock that has terms which provide that such class or series will rank on a parity with the Series A Convertible Preferred Stock; and

•
senior to “junior stock”, which is our common stock and each class or series of our capital stock that has terms which provide that class or series will rank junior to the Series A Convertible Preferred Stock.

We do not currently have any outstanding capital stock, which is senior to or on parity with the Series A Convertible Preferred Stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our company or a reduction or decrease in our capital stock resulting in a distribution of assets to the holders of any class or series of our capital stock, each holder of shares of Series A Convertible Preferred Stock will be entitled to payment out of our assets available for distribution of an amount equal to $10.00 per share of the Series A Convertible Preferred Stock held by that holder, plus all accumulated and unpaid dividends on those shares to the date of that liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any junior stock, including our common stock, but after any distributions on any of our indebtedness or shares of our senior stock. After payment in full of the liquidation preference and all accumulated and unpaid dividends to which holders of shares of Series A Convertible Preferred Stock are entitled, the holders will not be entitled to any further participation in any distribution of our assets. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, or a reduction or decrease in our capital stock, the amounts payable with respect to shares of Series A Convertible Preferred Stock and all other parity stock are not paid in full, the holders of shares of Series A Convertible Preferred Stock and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of our company with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into our company will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our company or a reduction or decrease in our capital stock.

We are not required to set aside any funds to protect the liquidation preference of the shares of preferred stock, although the liquidation preference will be substantially in excess of the par value of the shares of the Series A Convertible Preferred Stock.

Anti-Takeover Effects of Our Articles of Incorporation, Our Bylaws and Florida Law

Authorized but unissued shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer or merger, or otherwise.

Shareholder action; advance notification of shareholder nominations and proposals

Our articles of incorporation and bylaws provide that any action required or permitted to be taken by our shareholders will have to be effected at a duly called annual or special meeting of shareholders and may be effected by a consent in writing. Our articles of incorporation also requires that special meetings of shareholders be called only by our board of directors, our Chairman, our Chief Executive Officer or our President.  In addition, our bylaws generally provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a shareholder who gives written notice, including certain information, to us no later than 90 days and not earlier than 120 days, prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of shareholders. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Number, election and removal of the board of directors

Upon the closing of the offering, our board of directors will consist of four directors. Our articles of incorporation authorize a board of directors consisting of at least four, but no more than eleven, members, with the number of directors to be fixed from time to time by our board of directors.  At each annual meeting of shareholders, directors will be elected for a one-year term to succeed the directors whose terms are then expiring. As a result, our board of directors will be elected each year.  Between shareholder meetings, directors may be removed by our shareholders only for cause, and the board of directors may appoint new directors to fill vacancies or newly created directorships. These provisions may deter a shareholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers.

Florida Anti-Takeover Law

We are not subject to (i) the Florida Control Share Act, which generally provides that shares acquired in excess of thresholds equaling 20%, 33% and more than 50% of a corporation's voting power will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders, and (ii) the Florida Fair Price Act, which generally requires approval by disinterested directors or supermajority approval by shareholders for certain specified transactions between a corporation and a holder of more than 10% of the outstanding shares of the corporation (or its affiliates).

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Island Stock Transfer and its telephone number is (727) 289-0010.

PLAN OF DISTRIBUTION

We are offering from time to time 50,000 shares of Series A Convertible Preferred Stock at a price or $10.00 per share. We are offering the shares directly to the public until such shares are sold, however, we may terminate the offering prior to that date. There is no minimum amount of shares that must be sold before we use the proceeds.  Proceeds will not be returned to investors if we sell less than all of the 50,000 shares being offered in this prospectus.  The proceeds from the sales of the shares will be paid directly to us promptly following each sale and will not be placed in an escrow account.

The offering will be conducted by Michel Klodi Lemoine, our Chairman, Chief Executive Officer, President, Secretary and Treasurer.  Under Rule 3a 4-1 of the Securities Exchange Act an issuer may conduct a direct offering of its securities without registration as a broker/dealer.  Such offering may be conducted by officers who perform substantial duties for or on behalf of the issuer otherwise then in connection with securities transactions and who were not brokers or dealers or associated persons of brokers or dealers within the preceding 12 months and who have not participated in selling an offering of securities for any issuer more than once every 12 months, with certain exceptions.

Furthermore, such persons may not be subject to a statutory disqualification under Section 3(a)(39) of the Securities Exchange Act and may not be compensated in connection with securities offerings by payment of commission or other remuneration based either directly or indirectly on transactions in securities and are not at the time of offering our shares are associated persons of a broker or dealer. Mr. Lemoine will meet these requirements.

How to Invest

Subscriptions for purchase of shares offered by this prospectus can be made by completing, signing and delivering to us, the following:

an executed copy of the Subscription Agreement; and

a check payable to the order of Dragon’s Lair Holdings, Inc. in the amount of $10.00 for each share you want to purchase.

Resale of our Shares

There is presently no public market for our shares of Series A Convertible Preferred Stock or common stock. There is no assurance that a trading market will develop or be sustained. Accordingly, you may have to hold the shares indefinitely and may have difficulty selling them if an active trading market does not develop.

Management’s strategy is to seek to have our common stock, but not our Series A Convertible Preferred Stock, trade on the over-the-counter market and quoted on the over-the-counter bulletin board as soon as practicable after the termination of this offering.  However, to date, we have not solicited any securities brokers to become market makers of our common stock.  There can be no assurance that an active trading market for the common stock will develop or be sustained or that the market price of the common stock will not decline below the initial public trading price.  The initial public trading price will be determined by market makers independent of us.  You may convert our Series A Convertible Preferred Stock into common stock at any time.  See, “Description of Capital Stock - Description of Series A Convertible Preferred Stock”.

Even if a market develops for our common stock you may have difficulty selling our shares due to the operation of the SEC’s penny stock rules. These rules regulate broker-dealer practices in connection with transactions in “penny stocks.”  These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock.

We are registering the Series A Convertible Preferred Stock for sale only in the Florida, Maryland and Virginia.  The “blue sky” laws of some states may impose restrictions upon the ability of investors to resell our shares in those states without registration or an exemption from the registration requirements.  Accordingly, investors may have difficulty selling our shares and should consider the secondary market for our shares to be a limited one.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for our company by Law Offices of Michael H. Hoffman, P.A., Miami, Florida.

EXPERTS

The financial statements appearing in this prospectus and registration statement have been audited by Moore & Associates, Chartered, independent certified public accountants, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Florida Business Corporation Act, our Articles of Incorporation and our Bylaws.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities offered by this prospectus. This prospectus does not include all of the information contained in the registration statement or the exhibits and schedules filed therewith. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We will file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You can read these SEC filings and reports, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.  You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549, on official business days between the hours of 10:00 am and 3:00 pm. Please call the SEC at (800) SEC-0330 for further information on the operations of the public reference facilities. We will provide a copy of our annual report to security holders, including audited financial statements, at no charge upon receipt of your written request to us at Dragon’s Lair Holdings, Inc., 785 N.E. 83rd Terrace, Miami, Florida  33138.

FINANCIAL STATEMENTS

The audited financial statements for the period October 4, 2007, our inception, through March 31, 2008 are included in this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

DEALER PROSPECTUS DELIVERY OBLIGATION

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us or any of the underwriters. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus. This prospectus does not constitute any offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation. Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

Until 180 days from the effective date of this prospectus all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

DRAGON’S LAIR HOLDINGS, INC.

SUBSCRIPTION AGREEMENT

TO:     Michel Klodi Lemoine, President and Chief Executive Officer
           Dragon’s Lair Holdings, Inc.
           785 N.E. 83rd Terrace
           Miami, FL 33138

Dear Mr. Lemoine:

The undersigned hereby subscribes for and agrees to purchase __________ shares of Series A Convertible Preferred Stock of Dragon’s Lair Holdings, Inc., a Florida corporation, as described in the Prospectus dated  __________, 2008.

Enclosed is my check payable to the order of Dragon’s Lair Holdings, Inc. representing the purchase price for the shares in the amount of $10.00 per share.  Please issue my shares as set forth below:

Sincerely,

(Signature)

Date

Taxpayer ID No.

Shares are issued to:

Individual name

Joint Tenants with rights
of survivorship

Tenants in common

Tenants by the entireties

As custodian for
under the Uniform Transfers to Minors Act

As Trustee under Declaration of Trust
Dated	for and on behalf
of	(beneficiary)

Other:

Print name and address of
Shareholder:

Telephone no.
Fax no.
E-mail:

A-1

DRAGON’S LAIR HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

MARCH 31, 2008

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Dragon’s Lair Holdings, Inc.
 (A Development Stage Company)

We have audited the accompanying consolidated balance sheet of Dragon’s Lair Holdings, Inc. (A Development Stage Company) as of March 31, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows since inception on October 4, 2007 through March 31, 2008. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dragon’s Lair Holdings, Inc. (A Development Stage Company) as of March 31, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows since inception on October 4, 2007 through March 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has incurred an operating loss, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
April 22, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

DRAGON'S LAIR HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET
MARCH 31, 2008

ASSETS

CURRENT ASSETS:
Cash and equivalents	$9,200
Inventory	533
Total Current Assets	9,733

OTHER ASSETS:
License, net	1,080

Total Assets	$10,813

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable & accrued expenses	$1,469
Total Liabilities	1,469

SHAREHOLDERS' EQUITY:
Preferred stock (15,000,000 authorized;
par value $.001; none issued and outstanding)	$-
Common stock (100,000,000 shares authorized;
no par value; 6,138,278 issued and outstanding)	16,941
Deficit accumulated during the development stage	(7,597)
Total Shareholders' Equity	9,344

Total Liabilities and Shareholders' Equity	$10,813

DRAGON'S LAIR HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM OCTOBER 4, 2007 (INCEPTION) THROUGH MARCH 31, 2008

Revenue:	$-

Expenses:
General and Administrative	7,597

Provision for Income Taxes	-

Net (loss)	$(7,597)

Basic and diluted net (loss) per common share	$-

Weighted average number of common shares outstanding	6,138,278

DRAGON'S LAIR HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE PERIOD FROM OCTOBER 4, 2007 (INCEPTION) THROUGH MARCH 31, 2008

						Total
		Preferred Stock		Common Stock	Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	(Deficit)	Equity

Balance at October 4, 2007	-	$-	5,000,000	$11,100	$-	$11,100
Founder's shares, $0.00222/share

Common stock issued for license	-	-	975,000	1,200		1,200
October 4, 2007, $0.0012308/share

Common stock issued for cash	-	-	63,278	633		633
December 31, 2007, $0.01/share

Common stock issued for services	-	-	100,000	4,008		4,008
March 27, 2008, $0.04008/share

Net (loss) for the period					(7,597)	(7,597)

Balance at March 31, 2008	-	$-	6,138,278	$16,941	$(7,597)	$9,344

DRAGON'S LAIR HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM OCTOBER 4, 2007 (INCEPTION) THROUGH MARCH 31, 2008

OPERATING ACTIVITIES:
Net loss	$(7,597)
Issuance of common stock for services	4,008
Increase in amortization	120
Increase in inventory	(533)
Increase in accounts payable	1,469

Net cash used in operating activities	(2,533)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	11,733

NET INCREASE IN CASH	9,200

CASH BEGINNING BALANCE	-

CASH ENDING BALANCE	$9,200

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Taxes paid	$-
Interest paid	$-

CASH TRANSACTIONS AFFECTING OPERATING, INVESTING
AND FINANCING ACTIVITIES:
Issuance of common stock for license	$1,200

DRAGON’S LAIR HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

Note 1 - Description of Business and Development Stage Risk

Description of Business

Dragon’s Lair Holdings, Inc., a Florida corporation (the “Company”), conducts is operations through its sole operating subsidiary, Dragon’s Lair Health Products, Inc., a Florida corporation, which was incorporated on October 5, 2007.  The Company is the 100% shareholder of Dragon’s Lair Health Products, Inc.

The Company is a manufacturer, marketer and distributor of herbal health products, which is currently in the development stage.  It is seeking to introduce Sore-Eez™, a herbal pain remedy product, into the commercial marketplace, which is the Company’s first product.  The Company’s fiscal year ends on December 31st.

Basis of Presentation

The accompanying consolidated financial statements have been prepared by the Company. The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principals in the United States of America (“US GAAP”). The consolidated financial statements of the Company include the Company and its sole subsidiary. All material inter-company balances and transactions have been eliminated.

Development Stage Risk

Since its inception, the Company has been dependent upon the receipt of capital investment to fund its continuing activities. In addition to the normal risks associated with a new business venture, there can be no assurance that the Company's business plan will be successfully executed. Our ability to execute our business model will depend on our ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that sufficient financing will be obtained, or can we give any assurance that we will generate substantial revenues or that our business operations will prove to be profitable.

Note 2 - Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company has no cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Inventories

Inventories are valued at the lower of cost or market on a first-in, first-out (FIFO) basis, and include finished goods.

Revenue Recognition

The Company recognizes revenue when:

•	Persuasive evidence of an arrangement exists;

•	Shipment has occurred;

•	Price is fixed or determinable; and

•	Collectibility is reasonably assured.

The Company closely follows the provisions of Staff Accounting Bulletin No. 104 as described above. For the period from October 4, 2007 (inception) to March 31, 2008, the Company recognized no revenues.

Earnings (Loss) Per Share

The Company computes earnings per share in accordance with Statement of Accounting Standards No. 128, "Earnings per Share (“SFAS No. 128”). Under the provisions of SFAS No. 128, basic earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period.  There were no potentially dilutive common shares outstanding during the period.

Intangible Assets

Intangible assets consist of a license agreement which is recorded at cost and amortized over a straight-line basis.  The amortization expense for the period from October 4, 2007 (inception) to March 31, 2008 was $120.  The value of the license was determined to be the legal costs to create the license, which was $1,200.

The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. There was no impairment loss for the period from October 4, 2007 (inception) to March 31, 2008.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Fair Value of Financial Instruments

The Company considers that the carrying amount of financial instruments, including accounts payable, approximates fair value because of the short maturity of these instruments.

Share Based Payments

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees or independent contractors are required to provide services. Share-based compensation arrangements include stock options and warrants, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123(R). Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123.

Effective October 4, 2007, the Company has fully adopted the provisions of SFAS No. 123(R) and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant as the fair value of the share-based payments. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. The Interpretation provides a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under FIN No. 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN No. 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for us beginning July 1, 2007.  The Company do not expect FIN No. 48 to have a material impact on its financial statements.

In June 2006, the FASB ratified the Emerging Issues Task Force (“EITF”) consensus on EITF Issue No. 06-2, “Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43.” EITF Issue No. 06-2 requires companies to accrue the costs of compensated absences under a sabbatical or similar benefit arrangement over the requisite service period. EITF Issue No. 06-2 is effective for us beginning July 1, 2007. The cumulative effect of the application of this consensus on prior period results should be recognized through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. Elective retrospective application is also permitted. The Company does not expect the application of this consensus to have a material impact on its financial statements.

Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements. SAB No. 108 requires companies to quantify misstatements using both a balance sheet (iron curtain) and an income statement (rollover) approach to evaluate whether either approach results in an error that is material in light of relevant quantitative and qualitative factors, and provides for a one-time cumulative effect transition adjustment. SAB No. 108 will not have an impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning May 1, 2008. The Company currently is assessing the potential impact that adoption of SFAS No. 157 would have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 gives us the irrevocable option to carry many financial assets and liabilities at fair values, with changes in fair value recognized in earnings. SFAS No. 159 is effective for us beginning July 1, 2008, although early adoption is permitted. The Company is currently assessing the potential impact that adoption of SFAS No. 159 will have on its financial statement.

The FASB has replaced SFAS No. 141 with a new statement on Business Combinations that changes the way that minority interest is recorded and modified as a parent’s interest in a subsidiary changes.  Currently, this change will have no effect on the Company’s financial statements.

The Company does not expect the adoption of recent accounting pronouncements to have any material impact on its financial condition or results of operations.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The amounts of assets and liabilities in the financial statements do not purport to represent realizable or settlement values. However, the Company has incurred an operating loss. Such loss may impair its ability to obtain additional financing.

This factor raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company has met its historical working capital requirements from sale of capital shares. Owners of the shares, in order not to burden the Company, have agreed to pay its annual audit fees, filing costs and legal fees as long as the board of directors deems it necessary. However, there can be no assurance that such financial support shall be ongoing or available on terms or conditions acceptable to the Company.

Note 3 - Equity Transactions

On October 4, 2007 (inception), the Company issued 5,000,000 shares of common stock to its initial investor for cash in the amount of $11,100.

On October 4, 2007 (inception), the Company issued 975,000 shares of common stock for the purchase of the license to manufacture, distribute and sell, Sore-Eez™, its initial product, from Yamit Lemoine.  The value of the license was determined to be the legal costs to create the license, which was $1,200.

On December 31, 2007, the Company issued 63,278 shares of common stock to an investor for cash in the amount of $633.

On March 27, 2008, the Company issued 100,000 shares of common stock for services rendered at a value of $4,008.

Note 4 - Income Taxes

Deferred income taxes reflect the net income tax effect of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and amounts used for income taxes. The Company's deferred income tax assets and liabilities consist of the following:

Net operating loss carryforward	$--

Deferred tax asset	340
Valuation allowance	(340)

Net Deferred tax asset	$--

Net operating loss carryforwards totaled approximately $7,597 at March 31, 2008. The net operating loss carryforwards will begin to expire in the year 2027 if not utilized. After consideration of all the evidence, both positive and negative, management has recorded a valuation allowance at March 31, 2008 due to uncertainty of realizing the deferred tax assets.

The reconciliation of the income tax computed at the U.S. Federal statutory rate to income tax expense for the period March 31, 2008:

Tax expense (benefit) at Federal rate (34%)	$(680)
Federal bracket adjustment	340
Stat income tax, net of Federal benefit	--

Change in valuation allowance	340

New income tax (benefit) allowance	--

Utilization of the Company's net operating loss carryforwards are limited based on changes in ownership as defined in Internal Revenue Code Section 382.

Note 5 - Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At March 31, 2008, the Company had no amounts in excess of FDIC insured limit.

Note 6 - License Agreement

On October 4, 2007, Dragon’s Lair Health Products, Inc., the Company’s wholly owned subsidiary, entered into a license agreement for the exclusive worldwide license of the recipe for Sore-Eez™. The license will be amortized over five years using the straight line method.  Yamit Lemoine, the licensor, may cancel and terminate the license in the event the Company has not introduced one or more products into the commercial market place based on the recipe and recognized revenue of $400,000 from sales of the product by October 4, 2012. We have not achieved this level of sales as of March 31, 2008, so the license is subject to termination by the licensor. We are not required to pay Ms. Lemoine any additional fees for the use of the recipe.  However, in the event we make an outright sale of the license or sub-license of the recipe, we shall share in the proceeds equally (50/50 split) with Ms. Lemoine.

The estimated amortization expense over the next five years is as follows:

Year Ending December 31
2007	$40
2008	$240
2009	240
2010	240
2011	240
2012	200
$1,200

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following is a list of the expenses to be incurred by us in connection with the preparation and filing of this registration statement. All amounts shown are estimates except for the SEC registration fee:

SEC registration fee		$19.65
Printing expenses		*
Legal fees and expenses		10,000
Accounting fees and expenses		2,000
Blue sky fees and expenses		*
Transfer Agent fees		2,000
Miscellaneous		*

Total	$	*

______________

*   To be filed by amendment

Item 14.  Indemnification of Directors and Officers

None of our directors will have personal liability to us or any of our shareholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Florida Business Corporation Act, (iv) the payment of dividends in violation of applicable Sections of the Florida Business Corporation Act or (v) for any transaction from which the director derived an improper personal benefit.

Our articles of incorporation and bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as our directors, officers, and employees, if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.  Our articles of incorporation and bylaws, therefore, limit the liability of directors to the maximum extent permitted by the Florida Business Corporation Act.

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting us. In the event that a shareholder believes the officers and/or directors have violated their fiduciary duties to us, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management.  Shareholders who have suffered losses in connection with the purchase or sale of our securities in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities

The following is a summary of transactions by us from October 4, 2007, which is our inception, through the date of this registration statement involving sales of our securities that were not registered under the Securities Act.  Each offer and sale was made in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated under Section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering.  The purchasers were “accredited investors,” officers, directors or employees of the registrant or known to the registrant and its management through pre-existing business relationships, family, friends and employees.  All purchasers were provided access to all material information which they requested, and all information necessary to verify such information and was afforded access to management of the registrant in connection with their purchases. All holders of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the registrant. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration under the Securities Act, in any further resale or disposition.

Founders Share Issuances

On October 4, 2007, the date of our inception, we issued 5,000,000 shares of our restricted common stock to Talles Investments, Inc., pursuant to its investment of $11,100 in the Company. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On October 4, 2007, the date of our inception, we issued 975,000 shares of our restricted common stock to Yamit Lemoine for the license to the recipe to Sore-Eez™, our initial product.  The value of the license was determined to be the legal costs to create the license, which was $1,200.  We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On December 31, 2007, we issued the Company issued 63,278 shares of common stock to our Michel Lemoine, our Chairman, Chief Executive Officer, President, Secretary and Treasurer, for cash in the amount of $633.  We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

Directors Share Issuances

On March 27, 2008, the Company issued 25,000 shares of common stock to each of our directors, Michel Lemoine, Steve Kravitz, H. Bradley Ress and Joseph Pierre-Louis, or an aggregate of 100,000 shares of common stock, for services rendered by each of our directors valued at $1,002, or an aggregate of $4,008.  We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

Item 16.  Exhibits and Financial Statement Schedules

(a)	Exhibits

The following exhibits are filed with this registration statement on Form S-1:

Exhibit No.	Description

3.1	Articles of Incorporation, as currently in effect
3.2	Bylaws, as currently in effect
4.1	Specimen common stock certificate
5.1	Opinion of Law Offices of Michael H. Hoffman, P.A.
10.1	Exclusive License Agreement with Yamit Lemoine dated October 4, 2007
21.1	List of Subsidiaries
23.1	Consent of Moore & Associates, Chartered
23.2	Consent of Law Offices of Michael H. Hoffman, P.A. (included in Exhibit 5.1)

(b) Financial Statement Schedules

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or the related notes.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 7th day of May, 2008.

DRAGON’S LAIR HOLDINGS, INC.

By:	/s/ Michel Lemoine
Michel Lemoine
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michel Lemoine Michel Lemoine	President, Chief Executive Officer, (Principal Executive Officer), Chief Financial Officer (Principal Financial and Accounting Officer), Chairman	May 6, 2008

/s/ Steve Kravitz Steve Kravitz	Director	May 6, 2008

/s/ Joseph Pierre-Louis Joseph Pierre-Louis	Director	May 6, 2008

/s/ H. Bradley Ress H. Bradley Ress	Director	May 6, 2008

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation, as currently in effect
3.2	Bylaws, as currently in effect
4.1	Specimen common stock certificate
5.1	Opinion of Law Offices of Michael H. Hoffman, P.A.
10.1	Exclusive License Agreement with Yamit Lemoine dated October 4, 2007
21.1	List of Subsidiaries
23.1	Consent of Moore & Associates, Chartered
23.2	Consent of Law Offices of Michael H. Hoffman, P.A. (included in Exhibit 5.1)